Exhibit 99.1

January 30, 2017	For More Information Contact:
For Immediate Release	Mark D. Curtis, SEVP, CFO and Treasurer
(516) 671-4900, Ext. 7413

THE FIRST OF LONG ISLAND CORPORATION

ANNOUNCES 19.3% INCREASE IN NET INCOME FOR 2016

Glen Head, New York, January 30, 2017 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported increases in net income for the year and quarter ended December 31, 2016. In the highlights that follow, all comparisons are of the current year or three month period to the same period last year. All share and per share amounts have been adjusted to reflect the effect of the 3-for-2 stock split distributed 11/28/16.

FULL YEAR 2016 HIGHLIGHTS

●	Net Income increased 19.3% to $30.9 million from $25.9 million

●	EPS increased 9.8% to $1.34 from $1.22

●	Cash Dividends Per Share increased 5.8% to $.55 from $.52

●	Book value per share increased 8.9% to $12.90 at 12/31/16 from $11.85 at 12/31/15

●	Raised $35.3 million of capital through the public offering of 1.95 million shares of common stock

●	Total Assets exceeded $3.5 billion at year end, increasing 12.1% during 2016

●	18.8% growth in the average balance of Loans

●	16.9% growth in the average balance of Total Deposits

●	7.6% growth in the average balance of Noninterest-Bearing Checking Deposits

FOURTH QUARTER HIGHLIGHTS

●	Net Income increased 13.6% to $7.5 million from $6.6 million

●	Cash Dividends Per Share increased 7.7% to $.14 from $.13

●	The Mortgage Loan Pipeline at quarter end remained strong at $193 million

●	The Credit Quality of the Bank’s loan and securities portfolios remains excellent

Analysis of 2016 Earnings

Net income for 2016 increased $5.0 million over 2015. The increase is primarily attributable to an increase in net interest income of $10.5 million, or 13.9%, and a decrease in the provision for loan losses of $837,000. The impact of these items was partially offset by increases in noninterest expense, before debt extinguishment costs, of $4.7 million and income tax expense of $1.6 million.

The increase in net interest income was primarily driven by growth in average interest-earning assets of $431.2 million, or 15.4%, partially offset by a seven basis point decline in net interest margin. Average interest-earning assets grew mostly because of increases in the average balances of loans of $373.4 million, or 18.8%, and securities of $45.6 million, or 5.7%. Although most of the loan growth occurred in mortgage loans, commercial and industrial loans also grew with an increase in average outstandings of $23.5 million, or 27.5%. The growth in loans and securities was primarily funded by growth in the average balances of noninterest-bearing checking deposits of $56.0 million, or 7.6%, interest-bearing deposits of $319.1 million, or 21.6%, and stockholders’ equity of $47.5 million, or 19.5%.

The seven basis point decline in net interest margin was primarily a result of the low rate environment. In a low interest rate environment: (1) loans are sometimes originated and investments are sometimes made at yields lower than existing portfolio yields; (2) some loans prepay in full resulting in the immediate writeoff of deferred costs; (3) prepayment speeds on mortgage securities can be elevated resulting in accelerated amortization of purchase premiums; (4) the benefit of no cost funding in the form of noninterest-bearing checking deposits and capital is suppressed; and (5) the Bank’s ability to reduce deposit rates diminishes. The impact of these factors is partially offset in a low rate environment by increased prepayment activity accompanied by higher levels of prepayment penalty income. On a going forward basis, if available yields for loans and securities, prepayment penalties and the cost of deposits and borrowings remain at current levels, net interest margin is not expected to meaningfully decline. This expectation is based on the fact that significant portions of the Bank’s mortgage loan and securities portfolios were originated or purchased in a low rate environment at yields similar to those currently available.

The decrease in the provision for loan losses for 2016 versus the prior year is largely due to lesser loan growth, a decline in historical loss rates and a lower increase in specific reserves. These items were partially offset by higher net chargeoffs in 2016.

The increase in noninterest expense, before debt extinguishment costs, of $4.7 million, or 10.4%, is largely attributable to increases in salaries of $1.4 million, or 6.9%, employee benefits expense of $868,000, or 14.4%, consulting expense of $761,000, occupancy and equipment expense of $466,000 and computer and telecommunications expense of $419,000. The increase in salaries is primarily due to new branch openings, additions to staff in the back office, higher stock-based compensation expense and normal annual salary adjustments. The increase in employee benefits expense includes a $464,000 increase in group health insurance expense resulting from increases in staff count and the rates being charged by insurance carriers. Employee benefits expense also increased because pension expense was a credit of $489,000 in 2015 versus a charge of $17,000 in 2016. Pension expense increased largely because of an increase in the number of plan participants, a market driven increase in interest on the benefit obligation and the amortization of actuarial losses resulting from, among other things, the return on plan assets falling short of expectation in 2015. The increase in consulting expense is primarily attributable to a one-time charge of $800,000 in the second quarter of 2016 for advisory services rendered in renegotiating the Bank’s data processing contract. The Corporation expects that the cost savings negotiated by the consultant over the life of the contract will far exceed the one-time consulting charge. The increase in occupancy and equipment expense includes the operating costs of new branches and a growth-related increase in depreciation on the Bank’s facilities and equipment. The increase in computer and telecommunications expense is mainly attributable to a growth-related increase in telecommunications capacity and one-time expenses of approximately $126,000 in the second quarter of 2016. The Bank’s ongoing investment in and spending on technology and telecommunications-related projects should result in continued enhancement of operating efficiency, business continuity controls and cyber security.

In the fourth quarter of 2016, the Corporation adopted Accounting Standards Update (“ASU”) 2016-09 “Improvements to Employee Share-Based Payment Accounting” effective as of January 1, 2016. Adoption of the ASU increased 2016 net income through a credit to income tax expense and a debit to surplus in the amount of $385,000, or $.02 per share. The January 1, 2016 adoption of the ASU increased (decreased) quarterly net income for the first through the fourth quarters of 2016 by $205,000, $109,000, ($13,000) and $84,000, respectively.

The $1.6 million increase in income tax expense is attributable to higher pre-tax earnings in 2016 as compared to the prior year, partially offset by the credit to income tax expense of $385,000 from the adoption of ASU 2016-09, additional New York State income tax benefits derived from the Corporation’s captive REIT and the inclusion of a one-time charge of $402,000 in 2015 caused by changes in New York City tax law.

Analysis of Earnings – Fourth Quarter 2016 Versus Fourth Quarter 2015

Net income for the fourth quarter of 2016 was $7.5 million, an increase of $900,000, or 13.6%, over $6.6 million earned in the same quarter last year. The increase is primarily attributable to an increase in net interest income of $2.1 million, partially offset by increases in salaries of $133,000, occupancy and equipment expense of $182,000 and income tax expense of $414,000, and a partial writedown of $168,000 on the Bank’s investment in a trade association. The increases in net interest income, salaries and occupancy and equipment expense occurred for substantially the same reasons discussed above with respect to the full year periods. Excluding the aforementioned one-time charge of $402,000, income tax expense also increased for the same reasons discussed with respect to the full year periods.

Analysis of Earnings – Fourth Quarter Versus Third Quarter 2016

Net income for the fourth quarter of 2016 decreased $480,000 from $8.0 million earned in the third quarter. The decrease was primarily attributable to increases in the provision for loan losses of $852,000 and salaries of $291,000, partially offset by lower income tax expense of $581,000. The provision for loan losses increased because of an increase in specific reserves in the current quarter versus a decrease in the prior quarter, a smaller decrease in historical loss rates in the current versus the prior quarter and higher net chargeoffs in the current quarter.  The impact of these items on the provision was partially offset by additional provisioning in the prior quarter resulting from adjustments to certain qualitative factors used in determining the allowance for loan losses. The increase in salaries occurred for substantially the same reasons discussed with respect to the full year periods. The decrease in income tax expense is primarily attributable to lower pre-tax earnings in the fourth quarter and the adoption of ASU 2016-09.

Asset Quality

The Bank’s allowance for loan losses to total loans decreased 3 basis points from 1.21% at year-end 2015 to 1.18% at year-end 2016. The decrease is primarily due to improved economic conditions and a reduction in the historical loss component of the allowance for loan losses. The provision for loan losses was $3.5 million and $4.3 million in 2016 and 2015, respectively. The $3.5 million provision in 2016 is primarily attributable to loan growth and $679,000 of net chargeoffs, partially offset by a decrease in historical loss rates. The $4.3 million provision in 2015 was primarily attributable to loan growth, an increase in specific reserves and net chargeoffs, partially offset by improved economic conditions.

The credit quality of the Bank’s loan portfolio remains excellent. Nonaccrual loans amounted to $2.6 million, or .10% of total loans outstanding, at December 31, 2016, compared to $1.4 million, or .06%, at December 31, 2015. Troubled debt restructurings amounted to $1.5 million, or .06% of total loans outstanding at December 31, 2016. Of the troubled debt restructurings, $757,000 are performing in accordance with their modified terms and $788,000 are nonaccrual and included in the aforementioned amount of nonaccrual loans. Troubled debt restructurings declined $2.9 million during 2016 from $4.5 million at year-end 2015. The decrease was primarily attributable to the payoff of two loans to one borrower, partially offset by two loans that were restructured in troubled debt restructurings during the year. Loans past due 30 through 89 days amounted to $1.1 million, or .04% of total loans outstanding, at December 31, 2016, compared to $1.0 million, or .04%, at December 31, 2015.

The credit quality of the Bank’s securities portfolio also remains excellent. The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, with 60% of these securities being full faith and credit obligations of the U.S. government and the balance being obligations of U.S. government sponsored entities. The remainder of the Bank’s securities portfolio principally consists of high quality, general obligation municipal securities rated AA or better by major rating agencies. In selecting municipal securities for purchase, the Bank uses credit agency ratings for screening purposes only and then performs its own credit analysis. On an ongoing basis, the Bank periodically assesses the credit strength of the municipal securities in its portfolio and makes decisions to hold or sell based on such assessments.

Capital

The Corporation’s Tier 1 leverage, Common Equity Tier 1 risk-based, Tier 1 risk-based and Total risk-based capital ratios were approximately 8.9%, 14.7%, 14.7% and 16.0%, respectively, at December 31, 2016. During the second quarter of 2016, the Corporation raised $35.3 million of capital in a public offering of 1.95 million shares of common stock. In addition, the Bank’s capital ratios were positively impacted by a deleveraging transaction completed in April 2016 that involved the sale of $40.3 million of mortgage securities at a gain of $1,795,000 and prepayment of $30 million of long-term debt at a cost of $1,756,000. The strength of the Corporation’s balance sheet positions the Corporation for continued growth in a measured and disciplined fashion.

On October 27, 2016, the Corporation announced a 3-for-2 stock split. The stock split was effected through a 50% stock dividend. The additional shares issued as a result of the stock split were distributed on November 28, 2016 to shareholders of record on November 10, 2016.

During 2016, the Corporation’s Board of Directors increased the amount of stock that an individual can purchase on a quarterly basis under the stock purchase component of the Dividend Reinvestment and Stock Purchase Plan from $20,000 to $50,000. This change is providing additional capital that is being used to accommodate balance sheet growth.

Key Strategic Initiatives

Key strategic initiatives will continue to include loan and deposit growth through effective relationship management, targeted solicitation efforts, new product offerings and continued expansion of the Bank’s branch distribution system on Long Island and in the New York City boroughs of Queens and Brooklyn. With respect to loan growth, the Bank will continue to prudently manage concentration risk and further develop its broker and correspondent relationships. Small business credit scored loans, equipment finance loans and SBA loans, along with the Bank’s traditional commercial and industrial loan products, will be originated to diversify the Bank’s loan portfolio and help mitigate the impact of the low rate environment on the Bank’s earnings.

The Bank’s growing branch distribution system currently consists of forty-six branches in Nassau and Suffolk Counties, Long Island and the boroughs of Queens, Brooklyn and Manhattan. The Bank expects to open three more branches in 2017 and continues to evaluate sites for further branch expansion. Two of the new branches will be in East Islip and East Setauket, Long Island and one new branch will be in Marine Park, Brooklyn. In addition to loan and deposit growth, management is also focused on growing noninterest income from existing and potential new sources, which may include the acquisition of fee-based businesses.

Challenges We Face

The federal funds target rate increased by twenty-five basis points in December 2016 and December 2015. Further increases could exert upward pressure on non-maturity deposit rates. Intermediate and long-term interest rates also increased during the fourth quarter. Nevertheless, they remain low and could move lower in the foreseeable future. This could cause investing and lending rates to be suboptimal. There is significant price competition for loans in the Bank’s marketplace and little room for the Bank to further reduce its deposit rates. These factors will make it difficult to improve net interest margin and could result in a decline in net interest margin from its current level and inhibit earnings growth for the foreseeable future.

The banking industry continues to be faced with new and complex regulatory requirements and enhanced supervisory oversight. The new president has indicated that regulatory relief will be forthcoming, but the timing, magnitude and impact of any such relief is yet to be determined. In the current environment, banking regulators are increasingly concerned about, among other things, growth, commercial real estate concentrations, underwriting of commercial real estate and commercial and industrial loans, capital levels, cyber security and, as of late, predatory sales practices. Regulatory requirements and enhanced oversight are exerting downward pressure on revenues and upward pressure on required capital levels and the cost of doing business.

CONSOLIDATED BALANCE SHEETS
(Unaudited)

	12/31/16	12/31/15
	(dollars in thousands)

Assets:
Cash and cash equivalents	$36,929	$39,635

Investment securities:
Held-to-maturity, at amortized cost (fair value of $11,637 and $14,910)	11,387	14,371
Available-for-sale, at fair value	815,299	737,700
	826,686	752,071

Loans held-for-sale	-	105

Loans:
Commercial and industrial	126,038	93,056
Secured by real estate:
Commercial mortgages	1,085,198	1,036,331
Residential mortgages	1,238,431	1,025,215
Home equity lines	86,461	87,848
Consumer and other	9,293	5,733
	2,545,421	2,248,183
Allowance for loan losses	(30,057)	(27,256)
	2,515,364	2,220,927

Restricted stock, at cost	31,763	28,435
Bank premises and equipment, net	34,361	30,330
Bank-owned life insurance	33,097	32,447
Pension plan assets, net	17,316	14,337
Other assets	14,804	12,056
	$3,510,320	$3,130,343

Liabilities:
Deposits:
Checking	$808,311	$777,994
Savings, NOW and money market	1,519,749	1,195,968
Time, $100,000 and over	178,918	198,147
Time, other	101,739	112,566
	2,608,717	2,284,675

Short-term borrowings	207,012	211,502
Long-term debt	379,212	365,712
Accrued expenses and other liabilities	9,481	12,313
Deferred income taxes payable	68	5,205
	3,204,490	2,879,407

Stockholders' Equity:
Common stock, par value $.10 per share:
Authorized, 40,000,000 shares
Issued and outstanding, 23,699,107 and 14,116,677 shares	2,370	1,412
Surplus	101,738	56,931
Retained earnings	203,326	185,069
	307,434	243,412
Accumulated other comprehensive income (loss), net of tax	(1,604)	7,524
	305,830	250,936
	$3,510,320	$3,130,343

CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15
	(dollars in thousands)

Interest and dividend income:
Loans	$82,456	$70,558	$21,612	$19,230
Investment securities:
Taxable	7,981	7,991	2,061	1,875
Nontaxable	13,686	13,586	3,430	3,402
	104,123	92,135	27,103	24,507

Interest expense:
Savings, NOW and money market deposits	5,344	2,564	1,511	724
Time deposits	5,107	5,987	1,197	1,422
Short-term borrowings	296	183	142	70
Long-term debt	7,255	7,795	1,797	1,918
	18,002	16,529	4,647	4,134
Net interest income	86,121	75,606	22,456	20,373
Provision for loan losses	3,480	4,317	1,970	1,915
Net interest income after provision for loan losses	82,641	71,289	20,486	18,458

Noninterest income:
Investment Management Division income	2,000	2,044	502	496
Service charges on deposit accounts	2,666	2,577	687	596
Net gains on sales of securities	1,868	1,324	-	191
Other	2,845	2,813	691	617
	9,379	8,758	1,880	1,900

Noninterest expense:
Salaries	22,116	20,680	5,679	5,546
Employee benefits	6,889	6,021	1,741	1,674
Occupancy and equipment	9,264	8,798	2,341	2,159
Debt extinguishment	1,756	1,084	-	-
Other	12,066	10,108	3,053	2,741
	52,091	46,691	12,814	12,120

Income before income taxes	39,929	33,356	9,552	8,238
Income tax expense	9,049	7,466	2,034	1,620
Net Income	$30,880	$25,890	$7,518	$6,618

EARNINGS PER SHARE
(Unaudited)

	Twelve Months Ended		Three Months Ended
	12/31/16	12/31/15	12/31/16	12/31/15
	(dollars in thousands, except per share data)

Net income	$30,880	$25,890	$7,518	$6,618
Income allocated to participating securities	127	-	28	-
Income allocated to common stockholders	$30,753	$25,890	$7,490	$6,618

Weighted average shares:
Common shares	22,745,967	21,017,808	23,663,336	21,148,608
Dilutive stock options and restricted stock units	271,929	244,452	289,910	268,845
	23,017,896	21,262,260	23,953,246	21,417,453

Per share:
Basic EPS	$1.35	$1.23	$.32	$.31
Diluted EPS	1.34	1.22	.31	.31
Cash Dividends Declared	.55	.52	.14	.13

FINANCIAL RATIOS
(Unaudited)

ROA	.93%	.89%	.86%	.86%
ROE	10.62%	10.64%	9.64%	10.22%
Net Interest Margin	2.89%	2.96%	2.89%	2.99%
Dividend Payout Ratio	41.04%	42.62%	45.16%	41.94%

PROBLEM AND POTENTIAL PROBLEM LOANS AND ASSETS
(Unaudited)

	12/31/16		12/31/15
	(dollars in thousands)

Loans, excluding troubled debt restructurings:
Past due 30 through 89 days	$1,106		$1,003
Past due 90 days or more and still accruing	621		-
Nonaccrual (includes $105,000 in loans held-for-sale at 12/31/15)	1,770		535
	3,497		1,538
Troubled debt restructurings:
Performing according to their modified terms	757		3,581
Past due 30 through 89 days	-		-
Past due 90 days or more and still accruing	-		-
Nonaccrual	788		900
	1,545		4,481
Total past due, nonaccrual and restructured loans:
Restructured and performing according to their modified terms	757		3,581
Past due 30 through 89 days	1,106		1,003
Past due 90 days or more and still accruing	621		-
Nonaccrual	2,558		1,435
	5,042		6,019
Other real estate owned	-		-
	$5,042		$6,019

Allowance for loan losses	$30,057		$27,256
Allowance for loan losses as a percentage of total loans	1.18%		1.21%
Allowance for loan losses as a multiple of nonaccrual loans	11.8	x	19.0	x

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL
(Unaudited)

	Twelve Months Ended December 31,
	2016			2015
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
	(dollars in thousands)
Assets:
Interest-earning bank balances	$32,711	$168	.51%	$20,568	$52	.25%
Investment securities:
Taxable	374,199	7,813	2.09	355,177	7,939	2.24
Nontaxable (1)	465,457	21,056	4.52	438,835	20,902	4.76
Loans (1)	2,364,187	82,469	3.49	1,990,823	70,573	3.54
Total interest-earning assets	3,236,554	111,506	3.45	2,805,403	99,466	3.55
Allowance for loan losses	(28,238)			(24,531)
Net interest-earning assets	3,208,316			2,780,872
Cash and due from banks	30,450			28,665
Premises and equipment, net	31,597			29,011
Other assets	58,945			59,000
	$3,329,308			$2,897,548

Liabilities and Stockholders' Equity:
Savings, NOW & money market deposits	$1,501,096	5,344	.36	$1,159,573	2,564	.22
Time deposits	298,194	5,107	1.71	320,626	5,987	1.87
Total interest-bearing deposits	1,799,290	10,451	.58	1,480,199	8,551	.58
Short-term borrowings	57,395	296	.52	55,134	183	.33
Long-term debt	375,159	7,255	1.93	364,238	7,795	2.14
Total interest-bearing liabilities	2,231,844	18,002	.81	1,899,571	16,529	.87
Checking deposits	791,698			735,684
Other liabilities	14,960			18,963
	3,038,502			2,654,218
Stockholders' equity	290,806			243,330
	$3,329,308			$2,897,548

Net interest income (1)		$93,504			$82,937
Net interest spread (1)			2.64%			2.68%
Net interest margin (1)			2.89%			2.96%

(1) Tax-equivalent basis. Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income. The tax-equivalent amount of $1.00 of nontaxable income was $1.54 for each period presented using the statutory Federal income tax rate of 35%.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934. Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”. The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements. Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic conditions; legislative and regulatory changes; monetary and fiscal policies of the federal government; changes in interest rates; deposit flows and the cost of funds; demands for loan products; competition; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; and other factors discussed in the “risk factors” section of the Corporation’s filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release, and the Corporation assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

For more detailed financial information please see the Corporation’s annual report on Form 10-K for the year ended December 31, 2016. The Form 10-K will be available through the Bank’s website at www.fnbli.com on or about March 15, 2017, after it is electronically filed with the Securities and Exchange Commission (“SEC”). Our SEC filings are also available on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549. You should call 1-800-SEC-0330 for more information on the public reference room.